Exhibit 99.1

ConocoPhillips Reports Third-Quarter Earnings of $3.1 Billion or $2.05 Per Share

Highlights

  Third-quarter adjusted earnings of $2.2 billion, or $1.50 per share
  E&P production of 1.72 million BOE per day
  Worldwide refining capacity utilization rate of 93 percent*
  Generated $6 billion from sale of LUKOIL shares
  Repurchased $0.9 billion of ConocoPhillips shares
  Reduced debt to $23.6 billion and cash balance increased to $8 billion

* Excludes the Wilhelmshaven Refinery.

HOUSTON--(BUSINESS WIRE)--October 27, 2010--ConocoPhillips (NYSE:COP) today reported third-quarter earnings of $3.1 billion, compared with third-quarter 2009 earnings of $1.5 billion. Excluding gains from asset dispositions and other items, third-quarter 2010 adjusted earnings were $2.2 billion, or $1.50 per share.

“We had a good quarter and operated as expected,” said Jim Mulva, chairman and chief executive officer. “Our plans to improve returns through disciplined capital spending, reducing debt and repurchasing shares are on track. Considerable free cash flow should enable us to execute our capital program to organically convert resources to reserves and annually increase dividends while repurchasing shares.”

Production from the Exploration and Production (E&P) segment for the third quarter of 2010 was 1.72 million barrels of oil equivalent (BOE) per day, compared with 1.79 million BOE per day in the same period in 2009. The decrease was due mainly to normal field decline, primarily in North America and Europe, as well as asset dispositions. Increased production from China, Australia, Lower 48 shale plays and the Canadian steam assisted gravity drainage (SAGD) projects partially offset the decrease. Late in the third quarter, the company initiated production curtailments of approximately 180 million cubic feet equivalent per day in North America in response to continuing low natural gas prices.

ConocoPhillips expects fourth-quarter 2010 production to be approximately 1.71 million BOE per day. Excluding the impact of asset sales, production sharing contracts and curtailments, the company expects both fourth-quarter and full-year production to be approximately 1.8 million BOE per day.

“Over the next several years, production declines are expected to be mitigated by new production from major projects offshore southeast Asia, LNG projects in Qatar and Australia, Canadian SAGD oil sands projects and Lower 48 shale developments,” said Mulva.

The company continued its focus on the liquids rich Eagle Ford, Bakken and North Barnett shale plays, further accelerating appraisal and development drilling programs, with production ramping up in the third quarter of 2010. In Eagle Ford, the company has nine rigs currently active, with 15 wells successfully drilled and eight completed in the play during the third quarter. The company expects the pace of activity to continue to increase during the fourth quarter of 2010.

In Poland, the company completed a second well, testing a possible shale gas play, and is conducting additional tests on the first well drilled earlier in the year. Elsewhere, ConocoPhillips spud the Rak More wildcat well in Kazakhstan in late September and expects to reach target depth in the fourth quarter of 2010. The Dalsnuten wildcat well, located in deepwater offshore Norway, was also spud during the third quarter.

“Our R&M business ran well, as our refining business delivered utilization rates in line with expectations,” said Mulva.

Compared with the third quarter of 2009, Refining and Marketing (R&M) benefited from an increase in realized refining margins, primarily from a 15 percent increase in global refining market crack spreads and increased premium coke production. The increase in the global crack spread was primarily driven by stronger distillate market cracks. Third-quarter 2010 R&M earnings were negatively impacted by approximately $75 million from inventory effects, which the company expects to recover in the fourth quarter.

In addition, compared with the third quarter of 2009, tax and foreign exchange impacts improved R&M earnings by almost $100 million. These improvements were partially offset by lower realized marketing margins, which were approximately $80 million less than in the same period in 2009, primarily due to market conditions.

The U.S. refining crude oil capacity utilization rate for the third quarter of 2010 was 92 percent, compared with 93 percent for the corresponding period in 2009. The international refining crude oil capacity utilization rate excluding Wilhelmshaven was 97 percent for the third quarter of 2010, compared with 92 percent for the same period in 2009. The increase is primarily due to less turnaround activity. Including Wilhelmshaven, the international capacity utilization rate was 60 percent for the third quarter of 2010.

“During the quarter, the company’s Chemicals and Midstream segments experienced improved market conditions, compared with a year ago,” added Mulva. “Our 50 percent interest in CPChem delivered particularly strong results, primarily due to improved ethylene margins, while DCP Midstream benefited from higher natural gas liquids prices.”

Corporate expenses were $276 million after-tax for the quarter, including a $114 million premium on early debt retirement, compared with $283 million in the third quarter of 2009. Excluding the early debt retirement premium, adjusted Corporate expenses for the quarter were $162 million after-tax. The lower Corporate expenses were primarily related to decreased interest expense from reduced debt levels and foreign exchange gains on intercompany financing transactions as a result of the weakening U.S. dollar against the Canadian dollar and British pound.

September 2010 year-to-date adjusted controllable costs were approximately $400 million lower, or 4 percent, compared with the same period in 2009. The improvement was equally split between the E&P and R&M segments. Controllable costs for the nine-month period in 2010 were $9.6 billion, compared with $9.4 billion in the same period in 2009.

For the first nine months of 2010, ConocoPhillips received cash proceeds of $6.4 billion from the sale of OAO LUKOIL shares. At the end of the quarter, the company owned approximately 50 million shares, which are expected to be sold prior to the end of 2011. In addition, ConocoPhillips repurchased 22 million of its own shares for $1.3 billion.

ConocoPhillips recently announced several executive management changes, which were implemented as part of the company’s business and strategic priorities. These moves support ConocoPhillips’ corporate succession plans.

“This new management team provides strong leadership and experience in all aspects of our operations, which will help position the company to accomplish its objectives and ensure a smooth transition of leadership in the future,” said Mulva.

2010 Financial Highlights

Third-quarter 2010 adjusted earnings were $2.2 billion, or $1.50 per share, compared with adjusted earnings of $1.4 billion, or $0.95 per share, for the same period in 2009. Adjusted earnings increased versus the prior year, primarily due to the impact of higher commodity prices and U.S. refining margins, partially offset by higher taxes and lower production volumes. For the third quarter of 2010, ConocoPhillips reported earnings of $3.1 billion, or $2.05 per share, compared with earnings of $1.5 billion, or $0.97 per share, for the same period in 2009.

ConocoPhillips’ adjusted earnings for the first nine months of 2010 were $6.9 billion, compared with adjusted earnings of $3.1 billion in the corresponding period of 2009. Adjusted earnings for 2010 were higher than 2009, primarily due to higher commodity prices and global refining margins, partially offset by higher taxes and lower production volumes. Nine-month 2010 earnings were $9.3 billion, compared with $3.1 billion for the same period of 2009.

During the third quarter of 2010, the company generated $10.6 billion in cash, $4.3 billion in cash from operations and $6.3 billion in cash proceeds from asset dispositions. This cash was used to pay $2.7 billion of debt, fund a $2.5 billion capital program, repurchase $0.9 billion of ConocoPhillips common stock and pay $0.8 billion in dividends. The company had a cash balance of $8 billion at quarter end, a significant portion of which is expected to be used for additional share repurchases. As of September 30, 2010, debt was $23.6 billion and the debt-to-capital ratio was 25 percent.

Adjusted Earnings
	Millions of Dollars
	Third Quarter		Nine Months
	2010	2009	2010	2009
Exploration and Production (E&P)	$1,506	947	4,900	2,423
Midstream	77	62	215	128
Refining and Marketing (R&M)	268	94	1,009	319
LUKOIL Investment	436	512	1,253	763
Chemicals	132	104	380	194
Emerging Businesses	(20)	(2)	(24)	-
Corporate and Other	(162)	(286)	(837)	(702)
ConocoPhillips	$2,237	1,431	6,896	3,125

Earnings
	Millions of Dollars
	Third Quarter		Nine Months
	2010	2009	2010	2009
Exploration and Production (E&P)	$1,564	978	7,510	2,403
Midstream	77	62	215	216
Refining and Marketing (R&M)	268	99	(15)	252
LUKOIL Investment	1,310	512	2,226	763
Chemicals	132	104	380	194
Emerging Businesses	(20)	(2)	(24)	-
Corporate and Other	(276)	(283)	(975)	(699)
ConocoPhillips	$3,055	1,470	9,317	3,129
Certain amounts for 2009 have been recast to reflect the change of recording the company's equity earnings for LUKOIL on a one-quarter lag basis.

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,800 employees, $155 billion of assets, and $184 billion of annualized revenues as of September 30, 2010. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings, adjusted Corporate expenses, adjusted controllable costs, and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings, adjusted Corporate expenses, adjusted controllable costs, and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips. Controllable costs include production and operating expenses; selling, general and administrative expenses; and exploration expenses excluding dry hole costs and leasehold impairments.

Reconciliation of Earnings to Adjusted Earnings Millions of dollars, except per share amounts

	2010		2009
	3Q	Sep YTD	3Q	Sep YTD
Consolidated
Earnings	$3,055	9,317	1,470	3,129
Less:
Impairments	-	1,118	33	156
Cancelled projects	-	114	-	-
Net gain on asset sales/share issuance	(906)	(3,800)	(32)	(120)
Severance accruals	-	28	(40)	(40)
Pending claims and settlements	(26)	45	-	-
Deferred tax adjustment	-	(40)	-	-
Premium on early debt retirement	114	114	-	-
Adjusted earnings	$2,237	6,896	1,431	3,125

Earnings per share of common stock	$2.05	6.21	0.97	2.08

Adjusted earnings per share of common stock	1.50	4.60	0.95	2.08

E&P
Earnings	$1,564	7,510	978	2,403
Less:
Impairments	-	-	-	51
Cancelled project	-	85	-	-
Net gain on asset sales	(32)	(2,711)	-	-
Severance accruals	-	-	(31)	(31)
Pending claims and settlements	(26)	56	-	-
Deferred tax adjustment	-	(40)	-	-
Adjusted earnings	$1,506	4,900	947	2,423

Midstream
Earnings	$77	215	62	216
Less: Gain on share issuance by equity affiliate	-	-	-	(88)
Adjusted earnings	$77	215	62	128

R&M
Earnings (loss)	$268	(15)	99	252
Less:
Impairments	-	1,118	33	105
Cancelled project	-	29	-	-
Net gain on asset sales	-	(116)	(32)	(32)
Severance accruals	-	28	(6)	(6)
Pending claims and settlements	-	(35)	-	-
Adjusted earnings	$268	1,009	94	319

LUKOIL Investment
Earnings	$1,310	2,226	512	763
Less: Net gain on asset sales	(874)	(973)	-	-
Adjusted earnings	$436	1,253	512	763

Corporate
Earnings (loss)	$(276)	(975)	(283)	(699)
Less:
Severance accruals	-	-	(3)	(3)
Pending claims and settlements	-	24	-	-
Premium on early debt retirement	114	114	-	-
Adjusted earnings (loss)	$(162)	(837)	(286)	(702)
Certain amounts for 2009 have been recast to reflect the change of recording the company's equity earnings for LUKOIL on a one-quarter lag basis.

Reconciliation of Controllable Costs to Adjusted Controllable Costs

	Millions of Dollars
	Nine-Months Ended
	2010	2009
Production and operating expenses	$7,729	7,652
Selling, general and administrative expenses	1,375	1,378
Exploration expenses	848	854
	9,952	9,884
Less: dry hole costs	(147)	(308)
Less: leasehold impairments	(180)	(163)
Controllable costs	9,625	9,413
Adjustments
Market conditions	(358)	-
Project cancellations	(138)	-
Asset sales	110	-
E&P turnaround activity	(85)	-
Other	(122)	10
Adjusted controllable costs	$9,032	9,423

CONTACT:
ConocoPhillips
Nancy Turner, 281-293-1430 (media)
nancy.e.turner@conocophillips.com
or
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com